Exhibit 99.1

Blackwater Midstream Corp. Adjourns Annual Meeting to May 4, 2009

NEW ORLEANS--(BUSINESS WIRE)—Blackwater Midstream Corp. [OTCBB:BWMS.OB] today announced that it has adjourned its annual meeting of stockholders to May 4, 2009 in order to allow its management team to solicit sufficient proxies to establish a quorum.

The annual meeting has been adjourned until May 4, 2009 at their office at 660 LaBauve Drive; Westwego, LA 70094 at 9:00 a.m. local time. The record date for the annual meeting remains March 26, 2009. Stockholders who have previously sent in proxy cards or given instructions to brokers do not need to re-cast their votes.

IMPORTANT NOTICES

Blackwater Midstream Corp. and its directors and executive officers may be deemed to be participants in the solicitation of proxies for the annual meeting of Blackwater’s shareholders.

Shareholders of Blackwater and other interested persons are advised to read Blackwater’s definitive proxy statement in connection with Blackwater’s solicitation of proxies for the annual meeting because this proxy statement contains important information.

The definitive proxy statement was mailed on or about April 7, 2009 to shareholders of record as of March 26, 2009. A supplement to the proxy statement was mailed on or about April 16, 2009 to shareholders of record as of March 26, 2009. Shareholders may also obtain a copy of the final proxy statement and/or the supplement to the proxy statement without charge from Blackwater. The definitive proxy statement and the supplement to the proxy statement may also be obtained without charge at the U.S. Securities and Exchange Commission’s internet site at www.sec.gov.

Press Contacts:

Michael Suder

Blackwater Midstream

504-340-3000 office

201-290-8369 cell